Exhibit 99.1

GLEN BURNIE BANCORP

RELEASES 2Q 2016 EARNINGS

GLEN BURNIE, MD (July 25, 2016) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the second quarter.

The company realized net income of $308,000 or $0.11 basic earnings per share in the quarter ended June 30, 2016 as compared to net income of $518,000 or $0.19 basic earnings per share for the same period in 2015.

Net interest income after provision for credit losses was $2,733,000 as compared to $2,617,000 in 2015. Total assets were $395,794,000 as of June 30, 2016 compared to $390,580,000 at December 31, 2015. Loans, net of allowance, were $253,490,000 as of June 30, 2016 compared to $259,637,000 at December 31, 2015. Deposits were $339,295,000 as of June 30, 2016 compared to $335,191,000 at December 31, 2015.

“Despite net interest income after provision for credit losses being better in the current year and lowering total operating expenses, net income declined in the current year because non-interest income, mostly non-recurring (including gains on investment securities and non-recurring gains on the redemption of insurance policies), was much greater in the 2015 comparable period,” said John D. Long, President and Chief Executive Officer. “The Company had a solid second quarter as we look to future measures to improve our efficiency and competitive position in our lucrative and growing Northern Anne Arundel County marketplace.”

Glen Burnie Bancorp is the parent company of The Bank of Glen Burnie®. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County. (thebankofglenburnie.com)

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Contact: John Wright, Executive Vice President & CFO Email: jwright@bogb.net Phone: 410-768-8883

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(unaudited)	(audited)
	June	December
	30, 2016	31, 2015
Assets

Cash and due from banks	$6,481	$7,493
Interest bearing deposits	2,671	2,308
Federal funds sold	11,352	2,570
Investment securities	102,681	98,790
Loans, net of allowance	253,490	259,637
Premises and equipment at cost, net of accumulated depreciation	3,292	3,369
Other real estate owned	201	74
Other assets	15,626	16,339
Total assets	$395,794	$390,580

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$339,295	$335,191
Long-term borrowings	20,000	20,000
Other liabilities	1,103	1,213
Total liabilities	360,398	356,404

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding June 30, 2016 2,780,025; December 31, 2015 2,773,361 shares	2,780	2,773
Surplus	10,069	9,986
Retained earnings	21,754	21,718
Accumulated other comprehensive loss, net of tax benefits	793	(301)
Total stockholders' equity	35,396	34,176

Total liabilities and stockholders' equity	$395,794	$390,580

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2016	2015	2016	2015

Interest income on
Loans, including fees	$2,750	$2,864	$5,585	$5,807
U.S. Treasury securities	12	24	18	51
U.S. Government agency securities	249	191	518	374
State and municipal securities	226	274	439	576
Other	32	21	60	46
Total interest income	3,269	3,374	6,620	6,854

Interest expense on
Deposits	377	447	769	909
Long-term borrowings	159	160	319	318
Total interest expense	536	607	1,088	1,227

Net interest income	2,733	2,767	5,532	5,627

Provision for credit losses	-	150	117	300

Net interest income after provision for credit losses	2,733	2,617	5,415	5,327

Other income
Service charges on deposit accounts	81	102	164	207
Other fees and commissions	171	181	330	351
Other non-interest income	12	430	23	440
Income on life insurance	53	55	107	109
Gains on investment securities	-	270	1	469
Total other income	317	1,038	625	1,576

Other expenses
Salaries and employee benefits	1,534	1,675	3,039	3,343
Occupancy	180	191	378	405
Other expenses	984	1,003	1,954	1,940
Total other expenses	2,698	2,869	5,371	5,688

Income before income taxes	352	786	669	1,215

Income tax expense	44	268	78	317

Net income	$308	$518	$591	$898

Net income per share of common stock	$0.11	$0.19	$0.21	$0.32

Weighted-average shares of common stock outstanding	2,776,546	2,767,521	2,776,053	2,767,331